Exhibit 99.1

News Release

CONTACT: Investor Relations

Taylor Morrison Home Corporation

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Reports Fiscal Year 2017 Closings of 8,032, an increase of 9%, and Earnings per Share of $1.47, or $1.98 when adjusted to exclude the impact of tax reform charges in the fourth quarter

SCOTTSDALE, Ariz., Feb. 7, 2018 — Taylor Morrison Home Corporation (NYSE:TMHC) today reported fiscal year 2017 total revenue of $3.9 billion and home closings gross margin, inclusive of capitalized interest, of 18.6% leading to diluted earnings per share of $1.47, or $1.98 when adjusted to exclude the impact of tax reform charges in the fourth quarter.

Full Year 2017 Highlights:

•	Sales per outlet were 2.4, a 20% increase from the prior year

•	Net sales orders were 8,397, a 12% increase from the prior year

•	Home closings were 8,032, a 9% increase from the prior year

•	Total revenue was $3.9 billion, a 9% increase from the prior year

•	Home closings gross margin, inclusive of capitalized interest, was 18.6%

•	Net income was $176 million with diluted earnings per share of $1.47

•	Excluding the impact of tax reform changes, adjusted net income was $238 million and adjusted diluted earnings per share was $1.98

Fourth Quarter 2017 Highlights:

•	Sales per outlet were 2.1, an 11% increase from the prior year quarter

•	Net sales orders were 1,835, an 8% increase from the prior year quarter

•	Home closings were 2,697, an 11% increase from the prior year quarter

•	Total revenue was $1.3 billion, a 9% increase from the prior year quarter

•	Home closings gross margin, inclusive of capitalized interest, was 19.0%

•	Net income was $31 million with diluted earnings per share of $0.26

•	Excluding the impact of tax reform changes, adjusted net income was $91 million and adjusted diluted earnings per share was $0.77

“As I reflect on 2017, and the first few weeks of 2018, I am so delighted with what Taylor Morrison was able to accomplish,” said Sheryl Palmer, Chairman and CEO of Taylor Morrison. “We set aspirational 2017 goals and once again our teams across the organization found ways to deliver and deliver big. What makes me exceedingly proud is how we responded to several curveballs thrown our way. Instead of allowing these challenges to limit us, we turned them into opportunities that ultimately defined our year.”

“Despite the challenges presented by Hurricanes Harvey and Irma in the third quarter, our impacted markets rebounded much quicker than initially thought on the active production units and other areas of the company over-performed resulting in us ending the year at the mid-point of our pre-hurricane closings guidance,” continued Palmer. “In fact, we met or exceeded most points of our initial 2017 guidance as well as our increased guidance after the second quarter.”

For the full year 2017, Taylor Morrison closed 8,032 homes, a 9 percent year-over-year increase. The full year 2017 sales pace was 2.4, a 20 percent increase compared to 2016. Taylor Morrison ended the year with 3,496 units in backlog, a year-over-year increase of 12 percent, setting up the company well for the start of 2018. That momentum has carried into the company’s strongest January yet with a pace of 2.5 that accelerated throughout the month. That pace compares to 2.3 in January 2017, almost a 10 percent increase on top of a nearly 24 percent increase last year.

“Our financial results for 2017 were tremendous and I’m equally pleased with two awards we received that illustrate what it means to work at Taylor Morrison,” said Palmer. “First we were honored with a Glassdoor Employees’ Choice Award recognizing the Best Places to Work in 2018. The award program relies solely on the input of employees, a testament to the positive, career-affirming culture we’ve created. More recently we were named America’s Most Trusted® Homebuilder by Lifestory Research for an unprecedented third year in a row. Earning these awards so closely together is fitting because I believe the former begets the latter. Investing in our culture and team members motivates them to deliver best-in-class customer service which leads to great operational and financial performance.”

Home closings gross margin, inclusive of capitalized interest, was 19.0 percent for the fourth quarter, representing the fourth consecutive quarter of sequential growth as well as a 120 basis point improvement over the fourth quarter of last year. For the full year 2017 the company’s home closings gross margin, inclusive of capitalized interest, was 18.6 percent, representing a year-over-year increase of 40 basis points.

“The newly passed tax reform created two specific charges for us in the fourth quarter,” said Dave Cone, Executive Vice President and Chief Financial Officer. “The first was a $57.4 million non-cash charge related to our deferred tax assets to value them at the new lower corporate tax rate. Second, we also took a $3.6 million charge for the mandatory deemed repatriation of proceeds related to the sale of our Canadian business in 2015. As a result of the tax reform impact, our reported effective tax rate for 2017 was 50.3 percent. Excluding such impact, we finished 2017 with an effective tax rate of 33.2 percent. Moving forward, we anticipate a lower 2018 effective tax rate which we expect will create additional investment opportunities for us.”

The Company ended the year with total liquidity of just over $1 billion including $574 million in cash and a net homebuilding debt to capitalization ratio of 25.8 percent.

Homebuilding inventories were $3.0 billion at the end of the 2017, including 4,351 homes in inventory, compared to 3,920 homes in inventory at the end of the prior year. Homes in inventory at the end of the 2017 consisted of 2,528 sold units, 390 model homes and 1,433 inventory units, of which 222 were finished. The Company owned or controlled approximately 38,000 lots at December 31, 2017, representing 4.7 years of supply, and is focused on securing land for 2019 and beyond.

Quarterly Financial Comparison

($ thousands)
	Q4 2017	Q4 2016	Q4 2017 vs. Q4 2016
Total Revenue	$1,299,679	$1,196,967	8.6%
Home Closings Revenue	$1,272,231	$1,154,367	10.2%
Home Closings Gross Margin	$241,964	$205,352	17.8%
	19.0%	17.8%	120 bps increase
SG&A	$111,435	$105,385	5.7%
% of Home Closings Revenue	8.8%	9.1%	30 bps leverage

Annual Financial Comparison

($ thousands)
	2017	2016	2017 vs. 2016
Total Revenue	$3,885,290	$3,550,029	9.4%
Home Closings Revenue	$3,799,061	$3,425,521	10.9%
Home Closings Gross Margin	$706,357	$623,782	13.2%
	18.6%	18.2%	40 bps increase
SG&A	$390,440	$361,763	7.9%
% of Home Closings Revenue	10.3%	10.6%	30 bps leverage

First Quarter and Full Year 2018 Business Outlook

First Quarter 2018:

•	Average active community count is expected to be between 285 to 290

•	Home closings are expected to be between 1,550 to 1,650

•	Home closings margin, inclusive of capitalized interest, is expected to be accretive to 2017 and be in the mid 18% range

Full Year 2018:

•	Average active community count is expected to be flat to 2017

•	Monthly absorption pace is expected to be between 2.4 to 2.5 per outlet on average

•	Home closings are expected to be between 8,400 to 8,800

•	Home closings gross margin, inclusive of capitalized interest, is expected to be accretive to 2017 and be in the mid to high 18% range

•	SG&A as a percentage of homebuilding revenue is expected to be in the low 10% range

•	Income from unconsolidated joint ventures is expected to be between $8 million to $10 million

•	Land and development spend is expected to be approximately $1.1 billion

•	Effective tax rate is expected to be between 25% and 27%

•	Diluted share count is expected to be about 114 million

Operating Division Realignment Within Our Segments

As of March 31, 2017 we realigned our homebuilding operating divisions within our existing segments based on geographic location and management’s long-term strategic plans. As a result, historical periods in the segment information have been reclassified to align to these changes.

Earnings Webcast

A public webcast to discuss the fourth quarter 2017 earnings will be held later today at 8:30 a.m. Eastern time. The participant dial-in is 1 (855) 470-8731 and the conference ID is 8699167. More information can be found on the Company’s investor relations website at investors.taylormorrison.com. A webcast replay will also be available on the site later today and will be available for one year from the date of the original earnings call.

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE:TMHC) is a leading national homebuilder and developer that has been recognized as the 2016, 2017 and 2018 America’s Most Trusted® Home Builder by Lifestory Research. Based in Scottsdale, Arizona we operate under two well-established brands, Taylor Morrison and Darling Homes. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55 plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence.

For more information about Taylor Morrison and Darling Homes please visit www.taylormorrison.com or www.darlinghomes.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: changes in general and local economic conditions (including as a result of recent extreme weather conditions); slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; impacts from the recently enacted tax reform legislation; shortages in, disruptions of and cost of labor; competition in our industry; any increase in unemployment or underemployment; inflation or deflation; the seasonality of our business; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; higher cancellation rates; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots; decreases in the market value of our land inventory; new or changes in government regulations and legal challenges; our compliance with environmental laws; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our mortgage operations and title services business; the loss of any of our important commercial relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; material losses in excess of insurance limits; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to our debt and the agreements governing such debt; our ability to access the capital markets; and risks related to our structure and organization. In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Home closings revenue, net	$1,272,231	$1,154,367	$3,799,061	$3,425,521
Land closings revenue	5,674	19,596	17,093	64,553
Mortgage operations revenue	21,774	23,004	69,136	59,955

Total revenues	1,299,679	1,196,967	3,885,290	3,550,029
Cost of home closings	1,030,267	949,015	3,092,704	2,801,739
Cost of land closings	4,136	15,415	12,005	35,912
Mortgage operations expenses	10,778	9,505	41,652	32,099

Total cost of revenues	1,045,181	973,935	3,146,361	2,869,750
Gross margin	254,498	223,032	738,929	680,279
Sales, commissions and other marketing costs	81,054	74,256	259,663	239,556
General and administrative expenses	30,381	31,129	130,777	122,207
Equity in income of unconsolidated entities	(1,903)	(2,719)	(8,846)	(7,453)
Interest income, net	(263)	(35)	(577)	(184)
Other expense, net	1,428	3,345	2,256	11,947

Income before income taxes	143,801	117,056	355,656	314,206
Income tax provision	113,375	40,945	179,006	107,643

Net income before allocation to non-controlling interests	30,426	76,111	176,650	206,563
Net loss/(income) attributable to non-controlling interests - joint ventures	195	(438)	(430)	(1,294)

Net income before non-controlling interests - Principal Equityholders	30,621	75,673	176,220	205,269

Net income attributable to non-controlling interests - Principal Equityholders	(10,655)	(56,392)	(85,000)	(152,653)

Net income available to Taylor Morrison Home Corporation	$19,966	$19,281	$91,220	$52,616

Earnings per common share
Basic	$0.26	$0.63	$1.47	$1.69
Diluted	$0.26	$0.63	$1.47	$1.69
Weighted average number of shares of common stock:
Basic	77,696	30,442	62,061	31,084
Diluted	121,099	120,392	120,915	120,832

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2017	December 31, 2016
	(Unaudited)
Assets
Cash and cash equivalents	$573,925	$300,179
Restricted cash	1,578	1,633

Total cash, cash equivalents, and restricted cash	575,503	301,812
Owned inventory	2,956,709	3,010,967
Real estate not owned under option agreements	2,527	6,252

Total real estate inventory	2,959,236	3,017,219
Land deposits	49,768	37,233
Mortgage loans held for sale	187,038	233,184
Hedging assets	1,584	2,291
Prepaid expenses and other assets, net	72,334	73,425
Other receivables, net	94,488	115,246
Investments in unconsolidated entities	192,364	157,909
Deferred tax assets, net	118,138	206,634
Property and equipment, net	7,112	6,586
Intangible assets, net	2,130	3,189
Goodwill	66,198	66,198

Total assets	$4,325,893	$4,220,926

Liabilities
Accounts payable	$140,165	$136,636
Accrued expenses and other liabilities	201,540	209,202
Income taxes payable	4,525	10,528
Customer deposits	132,529	111,573
Senior notes, net	1,239,787	1,237,484
Loans payable and other borrowings	139,453	150,485
Revolving credit facility borrowings	—	—
Mortgage warehouse borrowings	118,822	198,564
Liabilities attributable to real estate not owned under option agreements	2,527	6,252

Total liabilities	$1,979,348	$2,060,724

Stockholders’ Equity
Total stockholders’ equity	2,346,545	2,160,202

Total liabilities and stockholders’ equity	$4,325,893	$4,220,926

Homes Closed:	Three Months Ended December 31,
	2017		2016
(Dollars in thousands)	Homes	Value	Homes	Value
East	1,235	$485,827	1,028	$396,520
Central	786	378,430	720	351,068
West	676	407,974	677	406,779

Total	2,697	$1,272,231	2,425	$1,154,367

Net Sales Orders:	Three Months Ended December 31,
	2017		2016
(Dollars in thousands)	Homes	Value	Homes	Value
East	843	$337,224	770	$303,184
Central	565	259,476	476	223,986
West	427	246,353	455	268,549

Total	1,835	$843,053	1,701	$795,719

Homes Closed:	Twelve Months Ended December 31,
	2017		2016
(Dollars in thousands)	Homes	Value	Homes	Value
East	3,473	$1,377,566	2,902	$1,119,334
Central	2,298	1,102,189	2,286	1,099,780
West	2,261	1,319,306	2,181	1,206,407

Total	8,032	$3,799,061	7,369	$3,425,521

Net Sales Orders:	Twelve Months Ended December 31,
	2017		2016
(Dollars in thousands)	Homes	Value	Homes	Value
East	3,766	$1,470,063	3,158	$1,223,046
Central	2,391	1,124,273	2,075	977,440
West	2,240	1,335,015	2,271	1,281,266

Total	8,397	$3,929,351	7,504	$3,481,752

Sales Order Backlog:	As of December 31,
	2017		2016
(Dollars in thousands)	Homes	Value	Homes	Value
East	1,513	$634,949	1,220	$524,406
Central	1,051	532,583	958	494,243
West	932	534,539	953	513,261

Total	3,496	$1,702,071	3,131	$1,531,910

Average Active Selling Communities:	Three Months Ended December 30,		Twelve Months Ended December 31,
	2017	2016	2017	2016
East	131	127	130	129
Central	116	114	117	117
West	43	58	50	63

Total	290	299	297	309

Average Selling Price of Homes Closed:	Three Months Ended December 30,		Twelve Months Ended December 31,
(Dollars in thousands)	2017	2016	2017	2016
East	$393	$386	$397	$386
Central	481	488	480	481
West	604	601	584	553

Total	$472	$476	$473	$465

Reconciliation of Non-GAAP Financial Measures

The following tables set forth reconciliations of: (i) EBITDA and adjusted EBITDA to net income before allocation to non-controlling interests; (ii) adjusted income tax provision and adjusted effective tax rate to income tax provision; (iii) adjusted net income and adjusted earnings per share to net income before allocation to non-controlling interests; and (iv) net homebuilding debt to total capitalization ratio.

Adjusted EBITDA is a non-GAAP financial measure that measures performance by adjusting net income to exclude interest amortized to cost of sales and interest income, net, income taxes, depreciation and amortization, non-cash compensation expense and loss on extinguishment of debt, if any. Adjusted income tax provision and adjusted effective tax rate are non-GAAP financial measures that reflect our income tax provision adjusted to exclude the impact of the reevaluation of our deferred tax assets and the mandatory repatriation of foreign earnings, both of which resulted from the tax reform legislation (the “tax reform adjustments”). Adjusted net income and adjusted earnings per share are non-GAAP financial measures that reflect our adjusted net income from continuing operations to exclude the tax reform adjustments. Net homebuilding debt to capitalization is a non-GAAP financial measure we calculate by dividing (i) total debt, less unamortized debt issuance costs and mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity).

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe adjusted EBITDA provides useful information to investors regarding our results of operations because it allows investors to evaluate our performance without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because it assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or non-recurring items. We also believe that presenting our adjusted income tax provision, adjusted effective tax rate, adjusted net income and adjusted earnings per share is useful for investors in order to allow them to evaluate our operations without the impact of the tax reform adjustments. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason.

These non-GAAP financial measures and should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

Adjusted EBITDA Reconciliation

	Three Months Ended December 31,
(Dollars in thousands)	2017	2016
Net income before allocation to non-controlling interests	$30,426	$76,111
Interest income, net	(263)	(35)
Amortization of capitalized interest	29,493	30,819
Income tax provision	113,375	40,945
Depreciation and amortization	960	972

EBITDA	$173,991	$148,812
Non-cash compensation expense	1,359	1,954

Adjusted EBITDA	$175,350	$150,766

Adjusted Income Tax Provision Reconciliation

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2017	2016	2017	2016
Income tax provision	$113,375	$40,945	$179,006	$107,643
Tax reform impact due to the revaluation of deferred assets and liabilities	$(57,425)		$(57,425)
Tax reform impact due to the mandatory repatriation of foreign earnings	$(3,553)	$—	$(3,553)	$—

Adjusted income tax provision excluding tax reform	$52,397	$40,945	$118,028	$107,643

Adjusted effective tax rate	36.4%	35.0%	33.2%	34.3%

Adjusted Net Income and Adjusted Earnings Per Share Reconciliation

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
Net income before allocation to non-controlling interests	$30,426	$76,111	$176,650	$206,563
Tax reform impact due to the revaluation of deferred assets and liabilities	$57,425		$57,425
Tax reform impact due to the mandatory repatriation of foreign earnings	$3,553	$—	$3,553	$—

Adjusted net income before allocation to non-controlling interests	$91,404	$76,111	$237,628	$206,563
Net loss/(income) attributable to non-controlling interests - joint ventures	$195	$(438)	$(430)	$(1,294)
Net income from continuing operations attributable to non-controlling interest - Principal Equityholders	$32,010	$56,392	$114,341	$152,653

Adjusted net income from continuing operations - basic	$59,589	$19,281	$122,857	$52,616

Loss fully attributable to public holding company(1)	$2,840	$20	$3,128	$211

Adjusted net income from continuing operations - diluted	$94,439	$75,693	$240,326	$205,480

Weighted average number of shares of common stock:
Basic	77,696	30,442	62,061	31,084
Diluted	121,099	120,392	120,915	120,832
Adjusted earnings per common share — basic:	$0.77	$0.63	$1.98	$1.69
Adjusted earnings per common share — diluted:	$0.77	$0.63	$1.98	$1.69

(1)	2017 amounts primarily represent U.S. tax expense from the public company’s indirect ownership of a Canadian subsidiary which is a controlled foreign corporation.

Net Homebuilding Debt to Capitalization Ratio Reconciliation

(Dollars in thousands)	As of December 31, 2017
Total debt	$1,498,062
Unamortized debt issuance costs	10,213
Less mortgage warehouse borrowings	118,822

Total homebuilding debt	$1,389,453
Less cash and cash equivalents	573,925

Net homebuilding debt	$815,528
Total equity	2,346,545

Total capitalization	$3,162,073

Net homebuilding debt to capitalization ratio	25.8%